Exhibit 10.34
CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)”, “(***%***)” AND “(***$***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

LSG MICROARRAY SUPPLY AGREEMENT

AGREEMENT NO. AHD71

THIS LSG MICROARRAY SUPPLY AGREEMENT (“Agreement”) is entered into as of April 8, 2019 (the “Effective Date”), by and between Agilent Technologies, Inc. (“Agilent”), and SomaLogic, Inc. (“Customer”).

“Biological Content” means the oligonucleotide DNA probe sequences provided by Customer to Agilent for the purpose of manufacturing the Product. “Volume Target” is the volume of microarrays and backing slides as described in Exhibit A that the Customer plans to order during the term of this Agreement. "Product(s)" means Agilent’s DNA Microarray products (as set forth in exhibit A) manufactured by Agilent using Customer’s Biological Content. "Specifications" means specific technical information about Products set forth in Exhibit B. “Affiliate” means any entity which controls, is controlled by, or is under common control with any of the parties, where an entity will be deemed to “control” another entity if it owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock of the other entity or other comparable equity or ownership interest with respect to an entity other than a company.
1.SCOPE
a)Subject to terms of this Agreement, Agilent will supply Products to Customer for Customer’s use of the Products (i) to provide DNA microarray services to its customers and collaborators, and (ii) for internal research and development.
b)Agilent shall not supply the custom Products described in Exhibit A, the Biological Content, or any physical embodiments thereof, to any party under this Agreement other than Customer, or Customer’s parent or subsidiary.
2.RELATIONSHIP
Customer and Agilent are independent contractors for purposes of this Agreement and any representation made by Customer to its customers and/or collaborators with respect to Customer’s use of the Products will be Customer’s sole responsibility. This Agreement does not establish a franchise, joint venture or partnership, or create any relationship of employer and employee, or principal and agent between the parties.
3.SALE AND DELIVERY
a)Product orders must reference this Agreement, be issued during the term of this Agreement, and specify delivery within (***) from order date.
b)Within (***) after execution of the Agreement, Customer will provide Agilent with a (***) forecast of the quantity of Products that Customer intends to purchase including design ID and volumes of the microarrays and backing slides, with the first (***) as a firm order and will constitute a binding, non-cancellable commitment on Customer’s part to purchase the quantity of Products as set forth in the first four months of the forecast (“Firm Order”) except for any orders of Part Number (***) (“NVS Design”) or other specialty designs, which are addressed in Section 3f. Customer will deliver to Agilent a purchase order (“PO”) pursuant to this Section 3(b) together with the Firm Order. Agilent will confirm acceptance of such order within (***), which acceptance will obligate Agilent to supply the Products in the Firm Order. For every month thereafter, within(***)of the beginning of each month, Customer will provide Agilent with a (***) forecast, with the first (***) months as a Firm Order and a PO for any new quantities of Product in the Firm Order. Each monthly order will be within a range of (***%***) – (***%***) of the Monthly Volume Target (i.e., the Annual Volume Target, divided by 12); subject to the Maximum Annual Volume restrictions set forth in Section 3 c. Any monthly order above (***%***) of the Monthly Volume Target must be approved in advance by Agilent, such approval not to be unreasonably withheld or delayed. POs must reference this Agreement and be issued each month during the Term.
Example:
Execution date is March 1

((***) of calendar year 1, Customer provides:
(***) forecast through February of calendar year 2 Forecast for (***) are firm orders
PO for (***)
(***) of calendar year 1, Customer provides
(***) forecast through March of calendar year 2
Forecast for (***) are firm orders PO for the month of July
(***) of calendar year 1, Customer provides:
(***) forecast through April of calendar year 2 PO for August
c)The quantity of Products that Agilent will be obligated to supply in response to a PO will be up to (***) of the Firm Order (subject to the Maximum Annual Volumes set forth below), and Agilent will be solely responsible for adequately managing its capacity to ensure it is capable of supplying such quantity throughout the Term. If Customer wishes to order a greater quantity of Products that exceeds (***) of the Firm Order, it will consult with Agilent as to whether Agilent anticipates being able to supply such higher quantity (“Excess”). Agilent will use commercially reasonable efforts to meet the Excess requirements, provided that Agilent will be able to extend the shipment date for such increase by such period as is required for the manufacture thereof. If Agilent anticipates being able to supply the Excess, it will accept Customer’s PO for Excess. If Agilent reasonably anticipates that it will not be able to supply the Excess, Agilent will notify Customer within (***) of its receipt of the PO for Excess, and Customer may then order any additional Products needed from any other source. Notwithstanding anything herein, Agilent shall not be required to accept any order that would exceed the following capacity restrictions (“Maximum Annual Volumes”):
Year 1 – (***) microarrays
Year 2 – (***) microarrays
Year 3 – (***) microarrays
d)Agilent will deliver Products ordered in accordance with the Firm Order and the associated PO shipping schedule. In the event that Customer places an order for Excess, Agilent will use commercially reasonable efforts to meet the requested delivery dates for such Excess, provided, however, that Agilent’s failure to meet such delivery dates will not be considered a breach of this Agreement.
e)A (***) shipping schedule will be generated by Customer and approved by Agilent that is commensurate with Firm Orders provided under Section 3(b) above. Agilent will ship all Products directly to Customer at Customer’s Boulder, CO site only: SomaLogic, Inc. 2950 Wilderness Place, Boulder, CO 80301. In the event of a party needs to make changes to the Firm Order shipping schedule, the parties will meet and work diligently to resolve agree upon a modified shipping schedule.
f)The forecast for the NVS Design or other specialty designs will not be included in the forecast provided pursuant to Section 3b. Customer shall submit its orders for the NVS Design and other specialty designs to Agilent, and Agilent will use commercially reasonable efforts to fulfill such orders of the NVS Design and other specialty designs. Customer will deliver to Agilent a purchase order (“PO”) pursuant to this Section 3(f) together its order for the NVS Design and/or other specialty designs. All PO’s issued for the NVS Design and other specialty designs in the 8X60 Microarray format will count towards Customer’s annual volume requirements. If Agilent anticipates being able to supply such order, it will accept Customer’s PO for such orders of the NVS Design and/or other specialty designs. Once such PO is accepted and the parties have agreed on a shipping schedule for the same, such PO will become binding on both parties.
g)Cancellation or modification of other orders will be subject to Agilent’s approval, which approval will not be unreasonably withheld or delayed. Returns for reasons other than warranty issues will be subject to Agilent’s approval (such approval not to be unreasonably withheld or delayed) and return charges will not exceed (***%***) of the purchase price. Products manufactured to Customer’s specifications (e.g., Customer’s custom sequence) may not be returned.
h)Title, and risk of loss or damage, to Products will pass to Customer when the Products are transferred from Agilent to the carrier. Acceptance of Products by Customer will occur upon delivery.

i)Pricing is based upon the applicable Agilent list price at the time an order from Customer is received by Agilent, less the applicable discount set forth in Exhibit A. Agilent reserves the right to change its list prices for the Products listed in Exhibit A, by not more than (***), annually, upon (***) prior written notice to Customer.
j)Unless otherwise indicated on the quotation, prices include shipping and handling charges in accordance with the applicable trade term. Customer is responsible for supplying any and all shipping requirement information. Agilent shall ship the Products CIP Customer location in Colorado. Products will be packaged in accordance with Agilent’s packaging practices, which in no event shall be less stringent than those generally acceptable in the industry. If special packing or shipping is agreed upon, any additional charges will be billed to Customer.
k)Prices exclude any sales, value added, customs and excise duties, import or export tariffs or similar tax which will be payable by Customer.
l)Agilent may, from time to time, offer Customer marketing programs based on terms and conditions applicable to such programs.
m)Payment for any undisputed amounts is due (***) from Agilent's invoice date. Agilent may change credit or payment terms at any time should Customer's financial condition or previous payment record so warrant, upon prior written notice to Customer. Agilent may discontinue performance if Customer fails to pay any undisputed sum due or to perform under this Agreement if, after (***) written notice, the failure has not been cured. Customer shall submit notice of a dispute in writing within (***)( of receipt of the invoice to be considered a disputed amount under this Section. If Customer submits such notice, the parties shall meet and resolve any dispute within (***) .
n)In the event of any inconsistency between this Agreement and a purchase order, the terms of this Agreement shall control. Agilent may reject any purchase order that is not in conformance with this Agreement and it shall provide Customer with prompt written notice of any such rejection.
o)Except for changes required by law or for safety reasons, Agilent will inform Customer in writing at least (***), when possible, before (i) the planned interruption of the supply of any Product; (ii) discontinuing any Product; or (iii) changes to the Product(s) or to the process for manufacturing the Product(s) which will impact the Product form, fit, or function. Agilent and Customer will work together to permit Customer to order as much unchanged Product as reasonably possible. In addition, Agilent will provide Customer with samples of any changed Product so that Customer may conduct required testing to ensure the change will not negatively impact Customer’s product performance. Customer will promptly conduct testing and provide feedback regarding changed Product within (***) month of receipt of evaluation samples. For the avoidance of doubt, Agilent is not required to obtain Customer’s approval to implement any changes. In the event Customer reasonably believes that such changed Product will not meet Customer’s ongoing business needs, Customer shall provide written notice to Agilent upon such determination that it intends to terminate the Agreement once Agilent’s supply of unchanged Product is exhausted. Customer may terminate this Agreement without penalty; provided that Customer has purchased all unchanged Product that is part of a Firm Order.
p)Reserve Stock: At any particular time, Agilent will maintain the subsequent month’s order of Products as reserve stock. This stock will be maintained at its Cedar Creek, TX facility. Stock will be rotated and replenished monthly. Agilent may, at its discretion, and upon notification to Customer, change to a different storage site, not in California.
q)Extended forecast: Semi-annually or as otherwise mutually agreed, the Customer and Agilent will review a multi-year demand forecast and assess long range supply capacity.
r)Agilent will commit to supply up to the Maximum Annual Volumes of DNA Microarrays set forth in Section 3c and backing slides (each) per year (the “Maximum Volume Commitment”). In the event that Customer’s demand for microarrays will exceed the Maximum Volume Commitment, Agilent will use commercially reasonable efforts to meet additional demand from its available manufacturing capacity. In the event that Agilent cannot supply Customer’s actual or projected additional demand from its available manufacturing capacity on a sustained basis, then upon Customer’s request, the parties will negotiate in good faith the option to increase Agilent’s Maximum Volume Commitment in exchange for, among other things, increased Monthly Volume Target and no more than (***$***) USD in payment from Customer to help cover Agilent’s capital expenses for adding microarray manufacturing capacity. Customer acknowledges that there may be delay in Agilent’s ability to increase the Maximum Volume Commitment due to constraints in adding manufacturing capacity.
4.(***$***)

5.INTELLECTUAL PROPERTY RIGHTS
a)Agilent owns all rights, title and interest in and to all inventions, copyrights, patents, trade secrets, trademarks, service marks, trade names, moral rights and other intellectual property rights in the Agilent DNA Microarray Products, including any enhancements, modifications or improvements thereto made by Agilent but excluding the Biological Content. Any Agilent provided sequences, microarray design services, microarray designs, layouts, probes or probe designs, supersets or subsets, and any Product enhancement, modification, or improvement thereto is and will be treated as Agilent’s confidential information in accordance with Section 11, regardless of whether they are marked as confidential. Any files containing Customer Biological Content are and will be treated as Customer’s confidential information in accordance with Section 11, regardless of whether they are marked as confidential. Such Customer Biological Content will be segregated and isolated from Agilent’s own probe and microarray design efforts. Notwithstanding any other provision herein, Customer understands and acknowledges that Agilent, its Affiliates and collaborators are also involved in probe design efforts for others and may independently design similar or identical probes. Probes that are obtained or designed without the use of Customer’s Confidential Information or Agilent Accepted Trade Secret Information will not be considered a violation of any of Customer’s proprietary rights.
b)For Products incorporating the Biological Content, Customer grants Agilent a non-exclusive, worldwide, royalty-free license to use, copy, make derivative works of, distribute, display, disclose, perform and transmit Customer’s pre-existing copyrighted works or other intellectual property rights necessary for Agilent to perform its obligations under these this Agreement.
c)Notwithstanding anything in this Agreement to the contrary, each party will retain all copyrights, trade secrets, trademarks and other intellectual property rights in its pre-existing intellectual property.
d)Customer is prohibited from using the Products in any manner not expressly authorized by this Agreement. Any rights not conferred hereunder are expressly reserved by Agilent. Customer shall not: (i) rent, sell, assign, lease, share, sublicense or otherwise transfer or dispose of the Products, or any portion thereof to any party other than a parent, subsidiary or Affiliate, except as otherwise expressly provided in this Agreement; (ii) derive or attempt to derive the microarray designs or composition of all or any portion of the Products by reverse engineering, disassembly, decompilation, or any other means including removing (stripping) the oligonucleotides from any in situ microarray; (iii) decompile and reconstruct nucleotide chains, derive clones or make any other type or form of derivative, copy, translate, port, modify or make derivative works of the Products; (iv) use Agilent-provided probes, probe sets, microarray designs or layouts to develop non-Agilent probes, probe sets, microarrays or microarray designs, (v) file patent applications based on the Products, excluding Biological Content, without the express written consent of Agilent; (vi) use in situ microarray(s) or any part thereof as template in any DNA or RNA in vitro or in vivo synthesis or assembly reaction including but not limited to a linear or exponential amplification reaction or gene assembly; or (vii) use in situ microarray(s) in more than one hybridization reaction. Nothing herein will be construed to restrict Customer’s rights to use any results of or discoveries made in the performance of research conducted using the Products.
6.WARRANTY
a)Agilent warrants the Products, as articles of manufacture (workmanship) at the time of delivery, will meet the Specifications. The warranty period begins on the date of shipment of the Products from Agilent and ends (***) thereafter. Warranty claims not made in a written form and received by Agilent within the warranty period identified in this Section 6 will be deemed waived.
b)The foregoing warranty is solely for the benefit of Customer. Agilent makes no warranty to Customer’s end-user customers or any other third party.
c)If Agilent receives written notice from Customer of a breach of the warranty set forth in Section 6(a) during the warranty period and Agilent confirms such Product was defective, Agilent will replace the affected Product(s) as soon as practicable. Agilent will pay expenses for shipment of replacement Product(s). If Agilent is unable, within a (***) period after receipt of notice of defects, to replace the affected Product(s), Agilent shall refund the purchase price of the affected Product(s) to Customer. The remedies set forth in this Section are Customer’s sole and exclusive remedies with respect to Product that does not meet the warranty set forth in Section 6(a).
d)The above warranties do not cover defects resulting from (i) the negligent acts or omissions of Customer, its employees, agents or any third party; (ii) unauthorized alterations, adjustments or modifications to any Product by Customer, its employees, agents or any third party; (iii) failure or malfunctioning of software, hardware, consumables or other materials not delivered or licensed by Agilent; or (iv) abuse or misuse of the Product, or any damage thereto after the date of delivery to Customer.
e)Agilent’s liability with respect to a breach of warranty shall be limited as set forth in this Section 6. Other than a claim for breach of the express warranty as set forth in this Section 6, Customer waives any and all other claims that it may have against Agilent, its licensors or suppliers arising out of the performance or nonperformance of the Products relative to the Specifications.
Furthermore, Agilent shall not be responsible for any failure by Customer, Customer’s end user customers, or any third party to comply with applicable foreign, federal, state or local laws or regulations, or for failure to use audit controls or back-up and security procedures. Agilent shall not be responsible for any failure by Customer, Customer’s end user customers or any third party to use due care in the use of the Products or validation of the results produced by the Products.
f)THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. AGILENT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABIITY AND FITNESS FOR A PARTICULAR PURPOSE.
7.REGULATORY REQUIREMENTS
a)For purposes of clarity, Customer has informed Agilent that Customer’s business includes analyzing human tissue samples and associated clinical data with the objective of identifying protein biomarkers and translating those into health insights, and delivering those insights to individuals, medical professionals and institutions, and others involved in health and wellness management, on a commercial basis. Agilent acknowledges that Customer may use Product labeled “Research Use Only” by Agilent in such business, subject to this Section 7 including as part of Customer’s laboratory developed test regulated by the Clinical Laboratory Improvement Amendments (“CLIA”). Customer acknowledges and agrees that the Products are not designed or manufactured under the United States Food and Drug Administration’s (“FDA”) current good manufacturing practices (“cGMP’s”) or a foreign equivalent, or for use for diagnostic or medical purposes. It is Customer’s sole responsibility: (i) to file, at its expense, any and all regulatory documents required to be filed with the FDA or any equivalent regulatory authorities in any jurisdiction in which Products are used or resold, and (ii) to obtain, at its expense, any and all required approvals from the FDA or any equivalent regulatory authorities in any jurisdiction in which Products are used or resold. Agilent’s manufacturing facility in Santa Clara, California is certified to ISO 13485 standards for manufacturing for microarrays. For products with an intended use for research use only, all manufacturing activities are manufactured under ISO 9001 standards.
b)Unless otherwise expressly stated in writing, the Products have not been tested by or for Agilent for any particular use or purpose, or for safety or efficacy. Customer agrees that it is Customer’s responsibility, and not Agilent’s, to validate the performance of Products for any specific use or application and to ensure that Products meet applicable regulatory, certification, validation or its other requirements, since the use and performance characteristics of Products have not been validated by Agilent for any specific use or application, except as may be otherwise expressly set forth by Agilent in writing. Products should be used in strict accordance with applicable instructions, warnings and other information in user manuals and other Product documentation.
8.INDEMNIFICATION
a)Customer will defend, indemnify and hold harmless Agilent, its officers, directors, shareholders, employees, agents, successors and assigns (“Agilent Indemnitees”) from any and all claims, losses, damages, liabilities, costs and expenses incurred by Agilent Indemnitees (including reasonable attorneys’ fees arising from or related to (i) use of the Products by Customer, its end user customers or a third party who obtains the Products directly or indirectly through Customer (except for any claims related to infringement of third party intellectual property, which is addressed in Section 8b), or (ii) the Biological Content provided to Agilent for manufacturing the Products.
b)Except as provided in Section 8(c) below, Customer will defend, indemnify and hold harmless Agilent Indemnitees from any and all claims, losses, damages, liabilities, costs and expenses incurred by Agilent Indemnitees (including reasonable attorneys’ fees) that Customer’s or Customer’s end user customer’s use of a Product infringes a third party’s intellectual property rights, including without limitation, claims related to: (i) intellectual property rights in biological samples selected for analysis, specific nucleic acid sequences, genes, alleles, binding sites, intragenic regions, SNP loci, and the like, including without limitation, sequences of the probes attached or oligonucleotides or polynucleotides deposited to the Products which sequences, oligonucleotides or polynucleotides were placed on such microarrays at Customer’s request, including subsets or supersets thereof, and complementary sequences; (ii)

intellectual property rights covering any aspect of experimentation methodology used to create samples to use with microarrays, or covering any aspect of sample preparation or Sample Preparation Protocols in creation of target(s) for hybridization with the microarrays (excluding reagent kits purchased from Agilent and used as recommended by Agilent). For the purpose of this Section 8(b), “Sample Preparation Protocol(s)” means all methods, procedures and steps associated with preparing a substance (including without limitation biological materials) for conducting hybridizations, and (iii) Selection or use of biological samples, SNP loci, or genes.
c)Agilent will defend, indemnify and hold harmless Customer, its officers, directors, shareholders, employees, agents, successors and assigns (“Customer Indemnitees”) from any and all claims, losses, damages, liabilities, costs and expenses incurred by Customer Indemnitees (including reasonable attorneys’ fees) that the Products sold as articles of manufacture (independent of the probe sequences) infringe a third party’s intellectual property rights provided: (i) the Products are used in accordance with Agilent’s recommended methods, protocols, upgrades, reagents and supplies, and (ii) Customer properly notifies Agilent in writing and cooperates and provides control of the defense to Agilent, to the extent legally permissible. In the event of an infringement claim under this Section 8(c), Agilent may, at its option, modify the Products, procure any necessary license, or replace them. If Agilent determines that none of these alternatives is reasonably available, Agilent will refund Customer’s purchase price for the infringing Products. Notwithstanding the foregoing, Agilent shall have no obligation to indemnify for any claim of infringement arising from: (A) use of an Agilent supplied microarray for the detection of the presence, absence, or copy number variation of any particular sequence or group of sequences, or the correlation of any of the data generated as the result of such detection or copy number variation of such sequence or group of sequences with any genetic profile, genotype, disease or condition; (B) Customer’s or a third party’s misuse of the Products (i.e. not in accordance with Agilent’s recommended methods, protocols, upgrades, reagents and supplies) or the creation or use of results therefrom; (C) oligonucleotide probes contained in the Products or in the use thereof; (D) Product modifications made by Customer or a third party, where the alleged infringement would not have occurred but for such modification; (E) Product use prohibited by Agilent specifications or related application notes; or (F) use of the Products with products not supplied by Agilent, where the alleged infringement would not have occurred but for such combination. This Section 8(c) states Agilent’s entire liability and Customer’s sole and exclusive remedies with respect to third party claims of intellectual property infringement.
(d) The indemnifying party's (the "Indemnifying Party") obligation to indemnify, defend, and hold harmless as set forth above is conditioned on the other Party and the Indemnitees (collectively, the "Indemnified Party") (i) providing written notice to the Indemnifying Party of any claim for which it is seeking indemnification hereunder promptly after the Indemnified Party has knowledge of such claim; (ii) permitting Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim; (iii) assisting Indemnifying Party, at Indemnifying Party's reasonable expense, in the investigation of, preparation for, and defense of any such claim; and (iv) not compromising or settling such claim without Indemnifying Party's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
9.LIMITATION OF LIABILITY AND REMEDIES
a)In no event will either party, its subcontractors or suppliers be liable for special, incidental, indirect damages (including loss of data, restoration costs, lost profits,) arising out of this Agreement, the Products, or the use thereof, regardless of whether such claims are based on contract, tort, warranty or any other legal theory, even if advised of the possibility of such damages. This exclusion is independent of any remedy set forth in this Agreement.
b)To the extent that limitation of liability is permitted by law, each party’s liability to the other is limited to US (***$***).
c)The limitations set forth in Sections 9(a) and 9(b) above will not apply to (i) to damages for bodily injury or death, (ii) damages arising from a party’s gross negligence or willful misconduct; (iii) a party’s breach of its obligations of confidentiality under this Agreement; (iv) a Party’s indemnification obligations under Section 8 (a) – 8(c), or (v) payments owed by Customer to Agilent for Products under Section 3(m).
10.TERM AND TERMINATION
a)This Agreement will remain in effect for a period of three (3) years from the Effective Date (the “Term”). Prior to the expiration of the Agreement, the parties may agree to a renewal term of up to two (2) additional years. Volume Targets and exhibits will be reviewed and revised as appropriate prior to any such renewal. Annual List Price increases shall not exceed (***%***).

b)In the event of a breach of this Agreement, the non-breaching party shall provide notice to the breaching party, in accordance with Section 13(n), detailing the breach. The breaching party shall have (***) from the date of the notice to cure the breach. If the breaching party fails to cure the breach within the (***) cure period, the non-breaching party may terminate this agreement immediately upon providing written notice. Nothing herein is intended to prevent the non-breaching party from seeking any and all remedies available to it at law or in equity as may be limited by this Agreement, in connection with such breach.
c)This Agreement will terminate automatically if Agilent is enjoined from selling and/or licensing the Products or any part thereof, or if either party is subject to a voluntary or involuntary bankruptcy petition, becomes insolvent, is unable to pay its debts as they become due, ceases to do business as a going concern, makes an offer or assignment or compromise for the benefit of creditors, or there is a substantial cessation of its regular course of business, or a receiver or trustee is appointed for such party’s assets.
d)Provisions herein which by their nature extend beyond the termination or expiration of this Agreement will remain in effect until fulfilled.
11.CONFIDENTIALITY
a)In the event that confidential information is exchanged, each party will protect and safeguard the confidential information of the other in the same manner in which it protects its own equivalent confidential information, but in no event less than a reasonable degree of care. The party claiming the benefit of this provision must furnish such information in writing and mark such information as "Confidential" or if such information is provided orally, then the transmitting party ("Discloser") will designate such information as being confidential at the time of disclosure and confirm in writing to the receiving party ("Recipient") that it is confidential within (***) of its communication. Confidential information may only be used by those employees of Recipient who have a need to know such information, and solely for the purposes of performing Recipient’s obligations under this Agreement. Such information will remain confidential for (***) after the date of written disclosure, except that if Customer discloses Agilent Accepted Trade Secret Information to Agilent, the obligations of non-disclosure and non-use herein will survive until such information is no longer Trade Secret Information.
b)“Trade Secret Information” means any information provided by Customer, or any physical or chemical material provided by Customer that contains or otherwise embodies information, including, without limitation, any formula, pattern, compilation, program, device, method, technique, process, nucleic acid sequence, modified nucleotide, synthesis method, algorithm, computer program, script, code or derivatives thereof, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, another person who can obtain or derive economic value from its disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) is clearly marked or otherwise identified as a trade secret by Customer. Other than sequence information (which, for the avoidance of doubt the parties acknowledge and agree is Customer’s Agilent Accepted Trade Secret Information), Customer will not disclose Trade Secret Information hereunder unless Customer first notifies Agilent in writing that Customer (i) wishes to disclose Trade Secret Information, (ii) the nature of the Trade Secret Information and (iii) Agilent consents, in writing, to receiving such Trade Secret Information (such information to which Agilent consents to receive, “Agilent Accepted Trade Secret Information”). Agilent may use Agilent Accepted Trade Secret Information only as necessary to enable it to perform its obligations under this Agreement. Agilent will not obtain through improper means or misappropriate Agilent Accepted Trade Secret Information. Agilent shall not disclose or transfer such Agilent Accepted Trade Secret Information, in any form, to any third party and will prevent the unauthorized disclosure or use of Agilent Accepted Trade Secret Information. Agilent will not reverse engineer, decompile, disassemble, or otherwise attempt to derive Agilent Accepted Trade Secret Information. Agilent may disclose Agilent Accepted Trade Secret Information to its directors, officers or employees who need to know Agilent Accepted Trade Secret Information to perform Agilent’s obligations under this Agreement, so long as each of its directors, officers or employees has a legally enforceable obligation to Agilent to comply with provisions no less restrictive than those set forth herein for Agilent Accepted Trade Secret Information and Agilent notifies its directors, officers, and employees who receive Agilent Accepted Trade Secret Information of the existence of Agilent’s obligation to maintain such information as a trade secret and not to use any such Agilent Accepted Trade Secret Information except as expressly permitted under this Agreement. Agilent may not disclose Agilent Accepted Trade Secret Information to its agents, contractors or affiliates. Agilent will be responsible for any breach of this Agreement, including any misappropriation of Agilent Accepted Trade Secret Information, by any of its directors, officers, employees, agents, contractors or Affiliates.

c)This Section imposes no obligation upon a Recipient with respect to confidential information that (a) was in the Recipient's possession before the disclosure. This Section imposes no obligation upon a Recipient with respect to confidential information or Trade Secret Information that (b) is or becomes a matter of public knowledge through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality; (d) is independently developed by the Recipient without reference to the Discloser’s confidential information; or (f) is disclosed by the Recipient with the Discloser's prior written approval. In the event of a government request for confidential information or Trade Secret Information received under this Agreement, or if such information is required to be disclosed by law, the Recipient shall immediately inform and cooperate with the Discloser, at the Discloser’s expense, to contest the demand. Unless the demand is timely limited or quashed, the Recipient may thereafter comply with the demand.
c)     The Discloser acknowledges that the Recipient may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Discloser’s Confidential Information. Nothing in this Agreement will prohibit the Recipient from developing or having developed for its products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Discloser’s Confidential Information provided that the Recipient does not violate any of its obligations under this Agreement in connection with such development.
12.EXHIBITS
The following exhibits are attached hereto and are incorporated into this Agreement:
a)Microarray Products and Customer Discounts
b)Product Specifications
In the event of any conflict between the terms and conditions of the exhibit mentioned above and the terms and conditions set forth in this Agreement, the latter will govern.
13.GENERAL
a)Either party may assign or transfer this Agreement in its entirety without consent in connection with a merger, reorganization, change of control or ownership, or transfer or sale of assets or product lines, provided that, in the event any such assignment or transfer would result in this Agreement being assigned to a direct competitor of the non-assigning party, the non-assigning party may terminate this Agreement with immediate effect and without liability to the assigning party; provided that any firm orders active as of the closing date of such assignment or transfer, and payment obligations related thereto, will continue to survive any such termination. Customer may not assume this Agreement in connection with any bankruptcy proceedings without Agilent’s written consent.
b)Agilent will store and use the Customer’s personal data strictly in accordance with Agilent's Privacy Statement, available at http://www.agilent.com/go/privacy. Agilent will not sell, rent or lease Customer’s personal data to others.
c)Customer who exports, re-exports, transfers or imports Products, technology or technical data purchased hereunder, assumes responsibility for complying with applicable U.S. and other laws and regulations and for obtaining any required export and import authorizations.    Agilent will provide Customer with all information Customer deems reasonably necessary to enable Customer’s compliance with applicable U.S. and other laws and regulations to obtain any required export and import authorizations with respect to any Products, technology or technical data purchased hereunder. Agilent may terminate this Agreement immediately if Customer is in violation of any applicable laws or regulations.
d)Disputes arising in connection with this Agreement will be governed by the laws of New York, and the courts of New York will have jurisdiction.
e)Neither party's failure to exercise any of its rights under this Agreement will be deemed a waiver or a forfeiture of those rights.
f)Each party will conduct all its activities relating to this Agreement in accordance with the highest standards of ethics and fairness as well as compliance with applicable law, and either party may immediately terminate this Agreement if the other party violates this Section 13f.

g)To the extent that any provision of this Agreement is determined to be illegal or unenforceable in a particular country, the remainder of the Agreement will remain in full force and effect.
h)The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions processed under this Agreement.
i)Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance or direct operation of a nuclear facility. Agilent shall not be liable for any damages resulting from such usage.
j)In no event may the terms of this Agreement be publicly disclosed by either party without the other party’s prior written consent. In addition, neither party may issue any press releases related to this Agreement without the other party’s prior written consent.
k)Except for Customer’s payment obligations, neither party will be liable for any failure or delay in performance of its obligations under this Agreement to the extent such failure or delay is caused by any event beyond such party’s reasonable control, including without limitation, fire, flood, explosion, unavailability or utilities or raw materials, labor difficulties, war, riot, act of God, export control regulation, or other laws or regulations, action or failure to act of any governmental authority, or any judgment, injunction or order of a court, administrative agency or regulatory authority having the effect of preventing or adversely affecting either party’s performance under this Agreement.
l)The parties shall issue a mutually agreed upon joint press release.
m)This Agreement constitutes the entire understanding between Agilent and Customer, and supersedes any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder. Neither party's additional or different terms and conditions will apply. This Agreement may not be changed except by an amendment signed by an authorized representative of each party.
n)All notices that are required under this Agreement must be in writing and will be considered given as of forty-eight (48) hours after receipt if sent by electronic means, overnight courier, or hand delivery, or as of five (5) days of receipt if sent by certified mailing and appropriately addressed as follows:

Customer:	Agilent:
SomaLogic, Inc.	Agilent Technologies, Inc.
2945 Wilderness Pl.	5301 Stevens Creek Blvd.
Boulder, CO 80301	Santa Clara, CA 95051
Attn: Chief Legal Officer	Attn: Legal Dept., Contracts

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date indicated above:

AGREED TO:		AGREED TO:
SomaLogic:	/s/ Matt Norkunas	Agilent:	/s/ Sam Raha

Name:	Matt Norkunas	Name:	Sam Raha
Title:	Chief Financial Officer	Title:	President, DGG

Address:	2945 Wilderness Pl.	Address:	5301 Stevens Creek Blvd.
	Boulder, CO 80301		Santa Clara, CA 95051

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

FIRST AMENDMENT TO LSG MICROARRAY SUPPLY AGREEMENT
This First Amendment to LSG Microarray Supply Agreement (“First Amendment”), effective on the date of last signature below (the “Amendment Date”), is by and between Agilent Technologies, Inc. (“Agilent”) and SomaLogic Operating Co., Inc. (formerly known as SomaLogic, Inc.) (“Customer”) (collectively, the “Parties”) and is intended to amend certain terms of the LSG Microarray Supply Agreement, dated April 8, 2019, between the Parties (the “Agreement”). All capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.
By this First Amendment, the Parties wish to amend certain terms of the Agreement to permit Customer to incorporate Products purchased by Customer into Test Kits (as that term is defined herein) for sale to SomaScan Clients (as that term is defined herein) to enable such SomaScan Clients to perform research services for RUO Applications (as that term is defined herein) in accordance with this First Amendment.
The Parties agree as follows:
1.Definitions. The following capitalized terms have the following meanings and are added to the first paragraph of the Agreement:
•“Cumulative Sample Volume” means the cumulative total of sub-arrays invoiced per sales order delivery across all microarray formats.
•“RUO Application” means (***).
•“SomaScan Client” means a third party laboratory that purchases Test Kits from Customer pursuant to the terms of a written agreement between such third party laboratory and Customer made pursuant to the terms of this Agreement.
•“Test Kit” means Customer’s assay kit containing the Product, Customer’s proprietary reagents, and other reagents for use in RUO Applications.
2.Scope. Section 1(a) of the Agreement (SCOPE) is amended and restated in its entirety as follows:
“Subject to the terms of this Agreement, Agilent will supply Products to Customer for: (1) Customer’s use of the Products (i) to provide DNA microarray services to its customers and collaborators, and (ii) for internal research and development; and (2) sale by Customer to SomaScan Clients as an integral part of Test Kits for RUO Applications.”
3.Customer Responsibilities. The following sections are added to the Agreement as new Sections 3(s) to 3(z):
“(s) Customer shall: (i) at its own expense, create and develop a market for and promote the sale of Test Kits; (ii) flow down to SomaScan Clients the same restrictions regarding use of the Products as set forth in this Agreement; (iii) adhere to all written standards and guidelines provided by Agilent with regard to responsibilities for OEM suppliers of Agilent Products; and (iv) use all information of any kind or nature provided by Agilent exclusively for the purposes of the promotion, sale, distribution and service of Products, as incorporated in Test Kits.
(t) Customer shall comply with the highest standards of ethics and fairness, including but not limited to Agilent’s Channel Partner Standards of Business Conducts, and the AdvaMed Code of Ethics on Interactions with Health Care Professionals (which Agilent has adopted) as well as all applicable laws and regulations in performing its obligations under this Agreement, including but not limited to compliance with the Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “Act”) and the U.S. Anti-Kickback Statute (42 U.S.C. 1320a-7b) and neither Customer, nor any of its directors, officers, employees, sub-resellers or agents will make or offer to make any payment or gift directly or indirectly to any third party, including any employee, officer or representative of any governmental entity or instrumentality or to any foreign political party, or candidate, save that gifts of a nominal value which comply with all applicable laws, regulations, code of ethics, the policy of the recipient and the CSBC, and are not given to influence any commercial or official decision may be permitted. Any violation of this clause will be deemed justification by Agilent for immediate termination of the Agreement.
(u) Customer acknowledges its awareness of the export control laws and agrees to comply with all applicable export control laws and regulations of the United States and the territories where Customer operates and any information necessary for the development, production or use of a Product which takes the form of technical data or technical assistance ("Technology"). Unless otherwise agreed to by Agilent and Customer, Customer assumes responsibility for complying with all applicable laws and regulations of the territories to which Customer imports Products and Technology and for obtaining any import authorizations required by the appropriate governments within such territories.
(v) Customer expressly agrees not to sell or otherwise transfer Products (including Products incorporated into Test Kits) or Technology to companies or persons on the Denied Parties List and Specially Designated Nationals and Blocked Persons List, and to any other prohibited parties set forth on a list published by the U.S. Government (collectively "Lists of Designated Parties"). It is Customer’s responsibility to inform all of its subsidiaries, plants, branches or sister companies, sub-resellers and subcontractors, whether or not included in this Agreement, of these restrictions. It is also the responsibility of Customer to obtain updated Lists of Designated Parties from the U.S. Government. This clause also restricts sales to countries that are listed as embargoed by the US government. Further information on restricted destinations can be obtained from https://www.bis.doc.gov. This provision should be read independent of any other provision under this agreement or any exhibit attached hereto.
(w) Customer may not engage sub-resellers to resell Products or Test Kits.
(x) Agilent and Customer hereby agree that Customer’s failure to comply with any of the obligations set out in Sections 3(s)-(w) will constitute a breach of this Agreement entitling Agilent to terminate this Agreement pursuant to the “Term and Termination” Section of this Agreement.”
4.Trademarks. The following sections are added to the Agreement as new Sections 5(e) to 5(g):
“(e) Customer will not remove, alter, modify or tamper with serial or identification numbers, labels, trademarks or other proprietary marks or trade-identifying symbols from Products as sold by Agilent under this Agreement.
(f) Customer will have the sole and exclusive right in its sole discretion to bring legal actions for trademark infringement with respect to any Agilent trademarks. Customer will assist Agilent in such legal proceedings and notify Agilent promptly of any trademark or patent infringements of which it has knowledge.
(g) The Products, as part of the Test Kits, will be labeled as follows: (i) each slide will bear the Agilent label and/or trademark; (ii) each slide holder (orange slide box) will bear Agilent’s trademark; (iii) each pouch will bear Agilent’s trademark; and (iv) each outer box will bear Customer’s trademark only unless otherwise agreed by the Parties. For clarity, Customer shall remove the boxes containing the Products from Agilent’s shipping box, and place such boxes containing the Products in a separate Customer branded box for shipment to Customer’s end- user customers.”
5.Regulatory Requirements. The following sections are added to the Agreement as new Sections 7(c) to 7(g):
“(c) Customer is required to maintain records of all documentation that is relevant to conduct its business under this Agreement for a period of five (5) years from the date of sale of Products and Test Kits. Such records shall also include details of customer purchases, including the SomaScan Client’s name, address, date of sale, serial numbers; and any other relevant information to enable Customer to notify SomaScan Clients of relevant safety information.
(d) Customer recognizes that Agilent may be required to provide information to the US Government and/or others regarding the identity of purchasers of Products and/or Test Kits. Upon Agilent’s request and subject to applicable laws, Agilent will have the right to receive immediately copies of all records and lists pertaining to the sale of Products and Test Kits.
(e) Agilent may, at its sole discretion, upon giving adequate notice to Customer of its intention to do so, engage Agilent employees or an independent auditor, for the purpose of verifying the fulfillment of Customer’s obligations under this Agreement, including but not limited to declarations under the Agilent CSBC (Channel Partner Standards of Business Conduct) as well as any marketing program terms and conditions. Agilent may from time to time, give notice to Customer of its intention to verify and audit Customer’s compliance with the Agreement. Customer will make reasonable efforts to provide Agilent or its designated auditor with prompt access, through mutually agreed upon means, to records as well as all documents pertaining to Agilent’s business and other records relating to the sale of Products.
(f) The Parties may agree upon a Confidential Disclosure Agreement to cover such an audit and compliance review. Any violation found through such an audit may result in immediate termination of this Agreement notwithstanding other legal remedies that may be available to Agilent at that time.

(g) Each of Agilent and Customer agrees that it will comply with applicable data protection laws, regulations and codes of practice. Agilent will store and use Customer’s personal data in accordance with Agilent’s Privacy Statement, available at www.agilent.com/go/privacy. Customer will ensure that it obtains adequate customer consents, so that it may lawfully share its customer personal data with Agilent as necessary for the purposes of this Agreement.
6.Pricing. Exhibit A to the Agreement (AGILENT PRODUCTS AND DISCOUNTS) is amended and restated in its entirety as set forth in Attachment 1 to this Addendum.
7.Term. Section 10(a) of the Agreement (TERM AND TERMINATION) is amended and restated in its entirety as follows:
“This Agreement will remain in effect through and including April 8, 2025 (the “Term”). Prior to the expiration of the Agreement, the parties may agree to a renewal term of up to two (2) additional years. Volume Targets and exhibits will be reviewed and revised as appropriate prior to any such renewal. Annual List Price increases shall not exceed (***).”
8.Continuing Effect. Except as specifically amended by this First Amendment, all terms and conditions of the Agreement will continue in full force and effect during the Term of the Agreement.
IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their respective duly authorized representatives as of the Amendment Date.

Agilent Technologies, Inc.		SomaLogic Operating Co., Inc.

By:	/s/ Kevin Meldrum	By:	/s/ Amy Graves

Name:	Kevin Keldrum	Name:	Amy Graves
Title:	VP and GM, Genomics	Title:	SVP, Finance

Attachment 1
(***)